SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549



                          FORM 8-K

                       CURRENT REPORT



             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


              Date of Report - August 31, 1998
              (Date of earliest event reported)


                  Questar Pipeline Company
     (Exact name of registrant as specified in charter)



     STATE OF UTAH               0-14147          87-0307414
  (State or other jurisdiction  (Commission    (I.R.S. Employer
 of incorporation or             File No.)     Identification No.)
    organization)



180 East 100 South Street, P. O. Box 45360, Salt Lake City, Utah  84145-0360
          (Address of principal executive offices)


Registrant's telephone number, including area code (801) 324-2400



                       Not Applicable
(Former name or former address, if changed since last report.)


Item 5.  Other Events.

     Questar Pipeline Company (Questar Pipeline or the Company) and some of its affiliates have been named as defendants in a lawsuit filed by an individual who is engaged in natural gas production. The lawsuit was filed in the United States District Court for the District of Colorado under the federal False Claims Act. The case is one of 77 substantially similar cases filed contemporaneously by this producer against pipelines and their respective affiliates, in which the producer alleges mismeasurement of the heating content of natural gas volumes and understatement of the value of gas on which royalty payments are due the federal government. The complaint also claims treble damages and seeks imposition of civil penalties. The producer's complaint does not include a request for any specific monetary damages.

     The cases were filed "under seal," and the Company has not yet been formally served with the complaint. However, in connection with the Department of Justice's current investigation of whether to intervene and assume prosecution of the cases, it has just recently been permitted by the federal courts to provide the named defendants with copies of the complaints. The Department of Justice, on August 31, 1998, provided Questar Pipeline and its affiliates with a copy of the complaint filed against them and solicited the Company to provide written or oral responses to the allegations and claims in the producer's complaint. The Company is currently evaluating the allegations set forth in the complaint to provide an appropriate response to the Department of Justice.

     The allegations in the producer's complaint are similar to those made in a federal False Claims lawsuit filed by the same producer in 1996 against 66 pipeline-company defendants, including Questar Pipeline. As in that case, which was dismissed by the United States District Court for the District of Columbia on procedural grounds, the Company will vigorously defend and contest the allegations and claims, whether they are pursued by the federal government or by the producer who filed the complaint. Although Questar Pipeline has only had a limited time to analyze the provisions of the complaint, it believes that the producer's allegations and claims against the Company do not have merit.


                                   Questar Pipeline Company
                                        (Registrant)



September 2, 1998                  By  /s/D. N. Rose
   (Date)                               D. N. Rose
                                        President and Chief Executive
                                        Officer